EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-169002, 333-176540, 333-185884, 333-189478, 333-196876, 333-212070, 333-225622, 333-234613 and 333-250180) on Form S-8 and (No. 333-238939 and 333-250821) on Form S-3 and (No. 333-201879) on Form S-4 and (No. 333-235990) on Form S-1 of Alto Ingredients, Inc. of our report dated March 26, 2021, relating to the consolidated financial statements of Alto Ingredients, Inc., appearing in this Annual Report on Form 10-K of Alto Ingredients, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Rochester, Minnesota

March 26, 2021